Exhibit 99.1

DIAMOND RESORTS INTERNATIONAL COMPLETES $180 MILLION SECURITIZATION OF VACATION OWNERSHIP RECEIVABLES
LAS VEGAS, Nevada, November 17, 2015-- Diamond Resorts International, Inc. (NYSE:DRII) announced today that it has completed a securitization involving the issuance of $180 million of investment-grade rated securities. The issuance was completed through Diamond Resorts Owner Trust (“DROT”) 2015-2 and is comprised of $159.38 million of AA- rated vacation ownership loan backed notes and $20.62 million of A- rated vacation ownership loan backed notes. The notes have interest rates of 2.99% and 3.54% respectively, for an overall weighted average interest rate of 3.05%. The advance rate for this transaction was 96%.

“This is the second securitization that we completed in 2015, and we are very pleased with the results,” says Alan Bentley, Chief Financial Officer.  “We have issued approximately $1.2 billion in the securitization market since we began the program in 2009, and we continue to deliver to the market the highest rated, investment grade facilities in our industry, reflecting the superior performance of our receivables portfolio.”

The transaction was completed in reliance upon Rule 144A and Regulation S as a placement of securities not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only. The notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities laws.

About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 330 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™

Exhibit 99.1

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 330 managed and affiliated properties and cruise itineraries.

Media Contact:
Stevi Wara
Diamond Resorts International, Inc.
Tel: 1.702.823.7069; Fax: 1.702.684.8705
media@DiamondResorts.com

Investor Contact:
Sloane & Company
Erica Bartsch
Tel: 1.212.446.1875
ebartsch@sloanepr.com